Exhibit 99.2

Q4 2004 Savient Pharmaceuticals, Inc. Earnings
March 16, 2005

Speaker List:
Jenene Thomas, Savient Pharmaceuticals, Inc., Director, Investor Relations
Chris Clement, Savient Pharmaceuticals, Inc., President and CEO
Richard Mansouri, Para Partners, Analyst
Jason Aria, Jalla Equities, Analyst

Presentation
Operator: Good morning and welcome to Savient Pharmaceuticals fourth quarter earnings release call. This call is being recorded. At this time I would like to turn the call over to Jenene Thomas, Savient’s Director, Investor Relations.

Jenene Thomas: Thank you and good morning. Before I introduce Mr. Clement, please bear with me as I provide the requisite Safe Harbor statement.

Statements in this discussion concerning our business strategy, business outlook or future economic performance, product developments, anticipated profitability, revenues, expenses, earnings, or other financial items, including completion of the audit of our financial statements for the year ended December 31, 2004, and statements concerning assumptions made or expectations as to any future events, conditions, performance, competitive position, strategic alliances, plans and objectives of management, including without limitation the planned divestiture of the our global biologics manufacturing business, or other matters, are “forward-looking statements” as that term is defined under Section 21E of the Securities Exchange Act of 1934.

Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, the timing of the introduction of a generic version of Oxandrin, changes and delays in our product development plans and schedules, the identification and completion of strategic transactions in support of our business plans, the development, introduction or consumer acceptance of competing products, customer acceptance of new products, changes in pricing or other actions by competitors, patents owned or licensed by us and our competitors, our ability to complete the divestiture of our global biologics manufacturing business on favorable terms, and general economic conditions, as well as other risks detailed in our filings with the Securities and Exchange Commission. We do not assume any obligations to update any forward-looking statements.

I would now like to introduce Christopher Clement, President and Chief Executive Officer of Savient Pharmaceuticals.

Chris Clement: Good morning everyone and welcome to Savient’s fourth quarter 2004 conference call. I will begin by reviewing the quarter we completed on December 31 as well as a discussion of our recent accomplishments and future milestones for 2005.

First, the financial highlights, our fourth quarter showed signs of momentum as earnings improved compared to the previous quarter and we approached profitability. As we had indicated back in October, we took a $2 million one-time restructuring charge as part of the downsizing and re-orientation of our staff in connection with our new strategic focus. After accounting for a $3.0 million reserve established for the settlement of a long-standing patent infringement lawsuit on hGH with Genentech, our net income was $647 thousand or 1 cent per share.

Revenues in the fourth quarter 2004 were 43% higher than the preceding quarter and reached $36.6 million.

Cost of sales as a percentage of product sales for the fourth quarter increased from 27% a year ago to 32%, reflecting first year’s depreciation expense on our new state-of –the art biologics manufacturing facility.

Our cash position is strong and continues to improve. Cash, cash equivalents and short term investments at the end of 2004 was $25.2 million, compared to $24.7 million last quarter and $22.8 million a year ago. Our debt position was reduced by $7 million with total debt outstanding as of December 31, 2004 of $5.9 million.

Now let me outline for you the key results for the fourth quarter and full year and other major developments with respect to sales of our branded pharmaceuticals, our oral liquids business and the biologic manufacturing business.

Sales of Oxandrin, our largest selling brand, were $15.2 million in the fourth quarter, up 61% from the previous quarter which was burdened by returned goods reserves and 3% from the same quarter a year ago. The full year’s results for Oxandrin were lower due to reductions in wholesaler-held inventories earlier in 2004 and an increase in the provision for future product returns. Today, Oxandrin has no generic competition. However, as we have mentioned before, we fully expect that a generic competitor could enter the market at anytime. Nevertheless, we continue to support Oxandrin in the market to HIV specialists and clinical oncologists through our field force comprised of Savient sales representatives and Innovex sales representatives.

Since August of 2004 when FDA informed us they were evaluating the arguments detailed in our citizen’s petition we have had no further communication with FDA. However, we continue to support the petition and most recently filed a supplement on February 25, 2005. This supplement building on our concerns outlined in the petition, advocates the adoption of appropriately rigorous impurity standards for oxandrolone, consistent with those published in a recent USP in-process review article.

Last month, we announced the U.S. launch of TEV-TROPIN, which is manufactured by Savient and marketed in the United States by Teva. Sales for human growth hormone in 2004 were down from 2003 primarily due to lower sales from JCR our distributor in Japan as they continue to match inventory to demand. However, fourth quarter results were positively impacted in preparation for the introduction of TEV-TROPIN.

Net sales of Delatestryl declined in 2004 from $5.5 million to $4.3 million from a year ago. In the fourth quarter of 2004, after approximately nine months on the market, generics captured approximately 40% of all prescriptions for the hypogonadism market. While Delatestryl will likely continue to erode, the decline has been less than expected, given a generic has been in the market for over a year.

Let me turn now to our oral liquids business, where I am pleased to report that Rosemont achieved double-digit sales for the fourth quarter and the full year. Net sales for the year were up 25% to $34 million. After giving effect, to foreign exchange translation, sales were up 12% over 2003.

Let me now discuss the delay in filing the 10-K to March 31, 2005 as noted in the earnings release. This delay was caused by our restatement in February of the financial statements for the first three quarters of 2004 in connection with the recognition of revenues for 2003 and 2004. In addition, like many companies, the preparation for our evaluation of effectiveness of our internal controls for Sarbanes-Oxley compliance also contributed to the delay as we needed to address certain “material weaknesses” which I will discuss in a moment. And finally, our efforts with respect to the divestiture of our global biologics manufacturing business placed a huge burden on both our folks in Israel and here at Headquarters.

With all if that in mind we have been unable to complete prior to the deadline of today, all of the information requested by our independent auditors in connection with their audit of our financial statements for fiscal year ended December 31, 2004.

The material weaknesses I mentioned relate primarily to our financial reporting process, internal communications and lack of expertise in areas including revenue recognition and accounting for income taxes. These were some complex matters. But know that we have already taken several steps in correcting these material weaknesses. We recently announced the appointment of a Chief Accounting Officer to bolster our accounting and finance group under Larry Gyenes, our Chief Financial Officer who joined us in the middle of the third quarter last year. In addition in an effort to address the accounting for income taxes, last week we hired a Director of Taxes. We have taken some significant steps to strengthen the financial reporting of Savient in the months and years ahead.

Overall, we are encouraged by our performance in the fourth quarter and remain committed to our new strategic initiatives which are redefining Savient. In July 2004, we announced a new direction for our company to drive the development of our pipeline and pursue business development opportunities to in-license novel compounds in clinical late-stage development or marketed products initially directed towards the rheumatology specialist. By taking a more focused approach, we believe we will unlock the value of all our under-appreciated assets. We provided several key milestones for 2004 and set the stage to execute on our strategy. I am please to announce an update on the status on the following 2004 milestones – the divestiture of our global biologics business, enhancing the value of our oral liquids business, and the development of our pipeline.

We are progressing with our previously announced plan to divest our global biologics manufacturing business.  We are currently in advanced discussions with a potential purchaser, and while we cannot guarantee that we will ultimately reach a definitive agreement, we hope to have news to announce in the near future. The funds from the sale will allow us to drive the advancement of Puricase, our Phase 2 candidate for the treatment of severe, refractory gout, and the pursuit of licensing or acquisition of novel compounds in clinical development as well as marketed products.

Rosemont, our free-standing oral liquids business continues to play major in our corporate strategy. We are excited about opportunities in the future for Rosemont and believe that our oral liquid products provide significant potential for continued growth in the U.K. and for product expansion in the U.S. and Europe. We have taken several major steps in achieving this potential.

First, this past December, we submitted a New Drug Application to the FDA for Soltamox, an oral liquid version of tamoxifen, which is for the treatment of hormonally sensitive breast cancer. This is the first of Rosemont’s products for the U.S. market and expect approval by the end of the year.

Second, we entered into an exclusive marketing collaboration for Soltamox in Germany with a specialty oncology company who launched the product in the first quarter of 2005. Preliminary feedback from the launch has been very positive.

And third, we made important modifications during 2004 to the Rosemont facility to meet FDA Current Good Manufacturing Practices. We have completed that work and are now preparing for the FDA’s inspection which is scheduled for the second quarter of this year.

Let me now comment on the status of our pipeline. We are very encouraged with the progress of Puricase. We completed patient treatment and follow-up for the Phase 2 trial this quarter. A preliminary assessment of efficacy data from this open label Phase 2 study indicates that in a majority of patients Puricase achieves a rapid, dramatic and sustained reduction in circulating uric acid levels in this orphan population of severely symptomatic, refractory gout patients. Our expectation is to complete the full data analysis in April at which point we would request an end of Phase 2 meeting with the FDA. We anticipate initiating the Phase 3 program later this year. Severe refractory gout is also an issue outside the U.S. and we are presently in discussions to partner the development of Puricase as an orphan drug in Europe and other markets. It is our hope that Puricase will prove to be the first disease-modifying treatment for severe gout, going beyond simply lowering uric acid levels.

We were disappointed with the termination of our Phase 2 study for Prosaptide in HIV patients with neuropathic pain, however on the positive side, our process worked in identifying sooner rather than later the study shortcomings. As we outlined a few days ago, this termination was based upon a lack of efficacy demonstrated in a scheduled interim analysis. Simply stated, the trial failed, not because of safety issues – , in fact, the drug appears to be generally safe and well tolerated – but because of lack of analgesic efficacy distinguishable from placebo. Our next step will be to evaluate the potential for this drug candidate and explore its use to treat peripheral neuropathy and other possible indications. Over the next few months we will analyze all the available data from this study and from recently completed pre-clinical pharmacology studies. Once the Prosaptide data set has been thoroughly reviewed by our staff and a panel of independent experts, we will determine the future course of action with this drug.

In January, we announced the creation of our Science and Development Advisory Board. We named three independent external scientific leaders, Leslie A. Benet, Ph.D.,founder and Chairman of AvMax, a Professor and former Chairman, Department of Biopharmaceutical Sciences, University of California; Lee S. Simon, M.D. who is currently the Head of Regulatory Consultants at MEDACorp. and formerly from the FDA where he was the Division Director of the Analgesic, Anti-inflammatory and Ophthalmologic Drug Products Division; and Wise Young, M.D., Ph.D., Founding Director of the W. M. Keck Center for Collaborative Neuroscience, and is recognized as one of the world leaders in the field of spinal cord injury research. We believe these independent advisors will offer management and the Board of Directors strategic insights as we focus on key decisions relative to our current pipeline and future product candidates.

We committed to a focus on our internal pipeline and we believe we are delivering on advancing our candidates or making the appropriate decisions regarding future development. Beyond our pipeline however, we are committing the necessary resources to establish a dynamic business development function to enhance our ability to supplement our product portfolio with development-stage or marketed products which satisfy the unmet medical needs of the rheumatology specialist, our therapeutic area of initial focus.

In summary the first steps towards our new strategy have been achieved. While we are pleased with our accomplishments, our agenda remains ambitious. Looking ahead to an exciting 2005, we are confident we will execute our strategy and deliver upon the milestones we outlined for you. We are on track with our plans to divest our global biologics manufacturing business. We are in final negotiations and anticipate the closing by the end of the first half of 2005.

We anticipate a successful end of Phase 2 Puricase meeting with the FDA in the June-July timeframe and look forward to initiating Phase 3 later this year. We anticipate FDA approval of our NDA for Soltamox by the end of this year. Rosemont will continue to perform well in the U.K. market, but we are very excited about growth prospects outside the U.K. as we begin to focus on specific opportunities in the U.S. and other markets.

So in conclusion, 2004 was a year of transition in many respects, and what has emerged is a focused specialty pharmaceutical company with a clear strategic plan. We have done what we said and we are saying what we’ll do. We have begun to achieve critical milestones, and we will continue to achieve our goals in 2005 and beyond. We believe this strategy will also begin to unlock embedded value in all of our assets and create shareholder value.

We’re very excited about the prospects for 2005 and for the future of Savient Pharmaceuticals and look forward to updating you as we progress. At this point, we will now open the call up to questions.

Question and Answer Session:
Operator: Thank you Mr. Clement. Today’s question and answer session will be conducted electronically. If you would like to ask a question please do so by pressing the star key followed by the digit one on your touchtone phone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again that’s star one if you’d like to ask a question and we’ll pause for just a moment to give everyone an opportunity to signal. We’ll take our first question from Richard Mansouri (ph) of Para Partners.

Richard Mansouri: Hi. Two questions if I may. The first one – as far as Rosemont your oral liquids business. You said that it did about $34 million in revenue for 2004. When you bought Rosemont a few years ago it was doing EBITDA margins somewhere in the mid-40 percent range. Is it fair to assume that if EBITDA margins held fairly steady at that mid-40 percent level?

Christopher Clement: Well Richard hello. Welcome to the call.

Richard Mansouri: Thank you.

Christopher Clement: When we acquired Rosemont in 2002, Rosemont actually had an after-tax margin of 29 percent and when you look at their results for this year for 2004 after-tax profit of $11 million on sales of 34 that gives an after-tax return of 32 percent.

Richard Mansouri: Right. So you would assume then that adding back depreciation and amortization could get you to somewhere in the mid-40 percent range for EBITDA.

Christopher Clement: Yes that’s correct.

Richard Mansouri: So that business on a stand alone basis if I’m doing my math right is throwing off about $15 million of EBITDA a year. Is that fair to say?

Christopher Clement: That’s fair to say.

Richard Mansouri: Okay and my next question. As far as this Puricase compound, I understand your targeted market might be only 40-50,000 patients, but can you just shine a little bit more light on the potential pricing? If I recall you’d said that you might – you thought you might be able to achieve pricing of Puricase I guess to the market similar to something like a – I don’t know like embrell (ph). Can you just comment in terms of like what sort of annual price point that would be?

Christopher Clement: Well first let me say that we believe that in the orphan population that we would be going forward with Puricase that we estimate that patient population in the U.S. to be somewhere in the 30-50,000 patient range and we also estimate that in Europe for example that the market is of an equal major. So for that orphan population you’re right it’s a relatively small market, but it’s certainly a very underserved market. Because it is such an underserved market and there are no therapeutic alternatives for these patients we believe a product like Puricase would be able to command a premium price and so while we’re still early in the game here and there’s much research and market analysis that needs to be done we do believe that should safety and efficacy profile of Puricase continue to be as exciting as it is thus far we do believe – we estimate that pricing similar to a Remicade let’s say would be possible. So we’d be looking at a pricing of somewhere in the $1,500 range.

Richard Mansouri: Fifteen hundred dollars a month?

Christopher Clement: That’s correct.

Richard Mansouri: So $18,000 a year effectively?

Christopher Clement: You know Richard, I’m not in a position here because we’re still in a Phase 2 trial to give you – to pin down pricing errors. As I said, there’s a lot of analysis that needs to be done. What I’m saying is that I believe that given the efficacy and safety we think Puricase will demonstrate for us that we’d be able to get that type of a premium in the market.

Richard Mansouri: Oh, no, no. I understand and I appreciate that. We’re still early – you’re still early in the game. Just on that topic. Will you say you’re fairly confident – I understand the data now, because it hasn’t been completed yet, but are you – would you say highly confident that you think you’ll be able to advance the Puricase compound into the Phase 3?

Christopher Clement: We are finishing up our data. We will be finishing up our data analysis in April including all of the laboratory results, but since this was an open label trial we do believe that – we know what the results are so we’re very confident that we will be requesting our end of Phase 2 meeting with FDA and we anticipate moving into Phase 3 later this year.

Richard Mansouri: Okay thank you.

Christopher Clement: You’re welcome.

Operator: And once again if you’d like to signal for a question please press star one. We’ll go next to Jason Aria with Jalla Equities.

Jason Aria: Good morning Chris.

Christopher Clement: Hello Jason.

Jason Aria: First of all let me say I think you’ve done a wonderful job with Rosemont and I think you’re certainly moving the company in the right direction with the Israeli asset sale. There was really one concern I had in today’s press release. This company and Prosaptide is a prime example has been know to – love to acquire products that fortunately fall short of that expectations and clearly I think under your leadership this company is changed its direction positively and I was concerned to see again in today’s press release a mention of us looking to acquire clinical candidates or approved products and I was hoping that the company would as you’ve enunciated several times today continue to realize the value of its under appreciated assets and not go down the path that we’ve seemed to have gone down so many times before brining in other peoples under appreciated assets.

Christopher Clement: Well you know Jason I appreciate – first of all let me say that I appreciate your comments. First and foremost we are focused on unlocking the value in this company. We do believe that the assets are undervalued and we are doing everything we can to create additional shareholder value for every investor in Savient. Having said that, as a pharmaceutical company this is an industry as you know that’s driven by acquiring additional technologies and additional products to sustain growth out into the future. I think by having a focus now which we have which is very clear and a methodology for how we go about evaluating compounds and the criteria that we establish for that, I think you give yourself the best possible chance – I mean there’s always risk in this industry. There has always been risk in this industry, but you give yourself the best possible chance for either licensing or acquiring something that’s going to have a good probability of success. So we think that by our focus, we think that by the methodologies and the processes that we’ve put in place that we’ve given ourselves a much better chance as we continue to move forward.

Jason Aria: I understand and let me just one more piece on this. It seems every specialty pharma company that we speak to is interested in acquiring new products and I think one of the reasons we see so few deals in this industry is because everybody perceives themselves as a buyer and it seems to be a wonderful sellers market whenever a deal gets done whether it be an example of Espiron with Pfizer on down the line Prosaptide with Savient and I think that the company should consider being on the other side of that fence which seems to be a much more fruitful area with every other company in this industry looking to acquire products. So anyway as I said, I appreciate the direction you’re taking us Chris and please keep it up. Thank you.

Christopher Clement: Thank you Jason.

Operator: Mr. Clement there are no further questions at this time sir. I’ll turn the call back over to you.

Christopher Clement: Okay well as I said we are very excited about the progress we have made relative to our strategy. We’re very excited about the future here and I look forward to being able to speak with you on a frequent basis and give you progress and updates on our strategic plan as we move forward. Thanks very much for your time this morning.

Operator: And if you wish to access the replay for today’s call you may do so by dialing 1-888-203-1112 or 719-457-0820 with the pass code of 4566212 and this does conclude our conference call today. Thank you for your participation and have a great day.